Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-111829) on Form S-8 of Corelogic, Inc. of our report dated June 26, 2012, with respect to the statement of net assets available for benefits of Corelogic, Inc. 401(k) Savings Plan as of December 31, 2011, the related statement of changes in net assets available for benefits for the year ended December 31, 2011 and the related supplemental schedule as of December 31, 2011 appearing in this Form 11-K.

/s/ Moss Adams LLP
Los Angeles, California
June 27, 2012